Exhibit 99.1

[COSI LOGO]

CONTACT:    William Koziel
            847-597-8803

                  Cosi, Inc. Names Veteran Restaurant Executive
                        James F. Hyatt President and CEO

DEERFIELD, Ill., September 18, 2007 -- Cosi, Inc. (Nasdaq: COSI), the premium convenience restaurant company, today announced the appointment of James F. Hyatt as its President and Chief Executive Officer and as a member of the Company's Board of Directors. Mr. Hyatt, 51, most recently was Executive Vice President & Global Chief Operations Officer of Burger King Corporation. He has more than 30 years of branded industry experience at all levels of corporate and franchise restaurant operations, including as a successful franchisee at Burger King. Mr. Hyatt succeeds Interim President and Chief Executive Officer Robert Merritt, who will continue to serve as a member of Cosi's Board of Directors.

Cosi's Chairman, William D. Forrest, said, "Jim has the ideal combination of experience, skills and drive to be a highly effective leader for Cosi. He has a comprehensive operating background and track record of success, from the restaurant level to the global level, and from both the corporate and franchisee perspective. Jim's appointment is another strong demonstration of Cosi's stated commitment to focusing our company resources on supporting franchise development, which is an important key to the very attractive long-term growth potential that we believe Cosi offers for all of our stakeholders. Further, Jim's senior executive leadership experience with a globally-branded restaurant company is consistent with Cosi's executive management profile, and affirms our goal for Cosi to grow into a national brand."

Mr. Hyatt was Executive Vice President & Global Chief Operations Officer of Burger King Corporation from August 2005 until joining Cosi. From 2002 until his appointment to Chief Operations Officer, his increasing responsibilities with Burger King included Senior Vice President, Operations Services and Programs; Senior Vice President, U.S. Franchise Operations; and Executive Vice President, U.S. Franchise Operations. Mr. Hyatt was recruited to join Burger King's corporate operations in 2002 after establishing himself as a highly successful multi-unit franchisee including being elected by the Burger King franchisees to lead various committees and initiatives for the benefit of its system-wide franchise association.

Between 1979 and 1995, prior to his becoming a franchisee, Mr. Hyatt had senior operating responsibility at Burger King Corporation and then at Hardees for increasingly larger territories, including approximately 500 company and franchised Burger King stores in the Gulf States and Hardees' approximately 1,400-store Southeast Division.

Mr. Hyatt stated, "I am very excited to have the opportunity to lead the strong concept, management team and franchise network that Cosi has established. In the fast growing premium convenience category, Cosi is a proven leader and innovator in appealing to the consumers' need for high-quality, sophisticated food and a distinctive, relaxing atmosphere without sacrificing convenience. I am convinced there is an excellent opportunity to build on Cosi's successes and fulfill its significant national growth potential. I am looking forward to working closely with Cosi's people and partners to

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leverage our collective talent and energy to expand Cosi's brand position and enhance Cosi's value for the benefit of our shareholders, franchise partners, employees and guests."

About Cosi
Cosi ( http://www.getcosi.com ) is a national premium convenience restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants. COSI'S warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 107 company-owned and 26 franchise restaurants in seventeen states and the District of Columbia. The COSI vision is to become America's favorite premium convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The COSI menu features COSI sandwiches, freshly tossed salads, Warm 'N COSI Melts(R), soups, COSI bagels, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee beverages. COSI restaurants are designed to be welcoming and comfortable with an eclectic environment. COSI'S sights, sounds and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

"COSI(R)" and "Warm 'N COSI Melts(R)" are registered trademarks of COSI, Inc. Copyright (C) 2007 COSI, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward-looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages or interruptions; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; expansion into new markets including foreign markets; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; cost effective and timely planning, design and build-out of restaurants; our ability to attract and retain qualified franchisees; the availability and cost of additional financing, both to fund our existing operations and to open new restaurants; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; the reliability of our customer and market studies; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required governmental approvals and permits; our ability to create customer awareness of our restaurants in new markets; market saturation due to new restaurant openings; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

 Additional information is available free of charge on the Company's website at
            http://www.getcosi.com in the investor relations section.